UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 9, 2019

SPARTAN MOTORS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	001-33582 (Commission File No.)	38-2078923 (IRS Employer Identification No.)

1541 Reynolds Road, Charlotte, Michigan (Address of Principal Executive Offices)	48813 (Zip Code)

517-543-6400

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	SPAR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement

On September 9, 2019, Spartan Motors USA, Inc. (the “Company” or “Spartan”), a wholly-owned subsidiary of Spartan Motors, Inc., entered into a Unit Purchase Agreement (the “Purchase Agreement") with Fortress Resources, LLC D/B/A Royal Truck Body (“Royal”), the owners of Royal, and Dudley D. De Zonia, pursuant to which the Company acquired all of the outstanding equity interests of Royal. Royal is engaged in the business of designing, manufacturing and installing service truck bodies and accessories.

Pursuant to the Purchase Agreement, the Company paid approximately $90.0 million in cash, or approximately $80.0 million net of an estimated tax benefit to Spartan of approximately $10.0 million. The purchase price is subject to certain customary post-closing adjustments.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2019.

Concurrent with the close of the acquisition and effective September 9, 2019, the Credit Agreement dated August 8, 2018, by and among Spartan Motors, Inc. and its affiliates (including the Company), as borrowers; Wells Fargo Bank, National Association, as Administrative Agent; and the lenders party to such Credit Agreement (the “Credit Agreement”) was amended by a Second Amendment to the Credit Agreement which increased Spartan Motors, Inc.'s revolving credit facility by $25.0 million, increased swing line loans by $5.0 million and joined Royal as a borrower. Under the Credit Agreement, as amended by the Second Amendment, Spartan Motors, Inc. may borrow up to $175.0 million under a secured revolving credit facility, maturing August 8, 2023. Spartan Motors, Inc. may also request an increase in the facility of up to $50.0 million in the aggregate, subject to customary conditions. The credit facility is also available for the issuance of letters of credit of up to $25.0 million and swing line loans of up to $20.0 million, subject to certain limitations and restrictions.  This line carries an interest rate of either (i) the highest of prime rate, the federal funds effective rate from time to time plus 0.5%, or the one month adjusted LIBOR plus 1.0%; or (ii) adjusted LIBOR plus margin based upon our ratio of debt to earnings from time to time.  The credit facility is secured by security interests in all assets of the borrowers, other than real property and certain other excluded assets.

The foregoing descriptions of the Second Amendment and the Credit Agreement, as amended, are qualified in their entirety by reference to the Second Amendment and the Credit Agreement, copies of which will be filed as an exhibit to the Company’s Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2019.

Item 2.01     Completion of Acquisition or Disposition of Assets

On September 9, 2019, the Company completed its acquisition of all of the outstanding equity interests of Royal pursuant to the Purchase Agreement.

The consideration paid by the Company at closing consisted of approximately $90.0 million paid in cash. The cash consideration was funded primarily through borrowings from the $175.0 million line of credit provided pursuant to the Credit Agreement, as amended September 9, 2019.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2019.

Item 7.01     Regulation FD Disclosure

On September 10, 2019, the Company issued a press release announcing the acquisition of Royal, a copy of which is attached hereto as Exhibit 99.1.

Royal is currently expected to generate revenues of approximately $45.0 to $50.0 million for the full 2019 calendar year. Adjusted EBITDA margins for Royal are currently expected to be significantly higher than the 12.2% achieved by the Company's Specialty Chassis & Vehicles (SCV) segment for the three months ended June 30, 2019.

The information in this Item 7.01 and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01     Financial Statements and Exhibit

(a)     Financial Statements of Business Acquired

The financial statements required by this Item 9.01(a) will be filed as an amendment to this Current Report on Form 8-K to be filed no later than 71 days after the date this Current Report is required to be filed.

(b)     Pro Forma Financial Information

The pro forma financial information required by this Item 9.01(b) will be filed as an amendment to this Current Report on Form 8-K to be filed no later than 71 days after the date this Current Report is required to be filed.

(d)      Exhibit

Exhibit 99.1	Press release issued September 10, 2019, regarding the acquisition of Royal

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTAN MOTORS, INC.

Dated: September 12, 2019	/s/ Frederick J. Sohm
By: Frederick J. Sohm
Its: Chief Financial Officer

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